Frequently Asked Questions

On February 20, 2017, Delta Natural Gas Company, Inc. (“Delta”) entered into a merger agreement with PNG Companies LLC (“PNG Companies”) and its subsidiary Drake Merger Sub Inc. (together referred to as “PNG”). Below are frequently asked questions and responses about the proposed merger.

Q: Will shareholders be notified about the merger? When? How?

A:
In order for the merger to occur, various governmental agencies must consent to the merger and Delta’s shareholders must approve the merger. Delta intends to hold a special meeting for its shareholders to vote on the merger. In connection with the special meeting, Delta intends to file a proxy statement with the Securities and Exchange Commission (SEC) and mail a proxy statement to its shareholders of record.

Q:	Can a shareholder purchase more Delta stock?

A:
Yes. Delta’s shares continue to be publicly traded on the NASDAQ Global Market under the symbol “DGAS.” Until the merger is complete, shareholders and others may continue to buy and sell shares of Delta’s common stock on the NASDAQ Global Market.

Q:	What will shareholders receive in the merger?

A:
If the merger is completed, each share of Delta common stock will be converted into the right to receive $30.50 in cash, without interest and less any applicable withholding taxes. Shareholders will not receive any stock.

Q:	What taxes will be payable on the payments shareholders receive?

A:
The merger consideration that each Delta shareholder receives for Delta common stock will be reported to the Internal Revenue Service. Generally, a Delta shareholder will recognize a taxable gain or loss equal to the difference between the amount of the cash received and the shareholder’s tax basis in Delta’s shares that the shareholder owns. Since every shareholder has a unique tax situation, we strongly urge shareholders to seek advice from an independent tax advisor.

Q. How can shareholders determine their cost basis?

A.	Delta does not have cost basis information for Delta shares. We strongly urge shareholders to seek advice from an independent tax advisor for help with cost basis calculations.

Q: How will current shareholders receive $30.50 per share?

A:
If the merger transaction occurs, then shareholders of record will receive a letter of transmittal and instructions on how to receive the $30.50 per share. The proxy statement that Delta will mail to its shareholders will provide more details regarding this process.

Q:	When do I need to send in my stock certificates, or what do I do if I have book entry shares?

A:
If the merger transaction occurs, then shareholders of record will receive a letter of transmittal and instructions for surrendering their stock certificates or book entry shares in exchange for $30.50 per share. The proxy statement that Delta will mail to its shareholders will provide more details regarding this process.

Q:	What if stock certificates cannot be located?

A:
If the merger transaction occurs, then shareholders of record will receive a letter of transmittal and instructions on the process for lost or misplaced stock certificates. The proxy statement that Delta will mail to its shareholders will provide more details regarding this process.

Q:	How long will I be able to stay in the Dividend Reinvestment Plan (DRIP)?

A:
DRIP participants may continue to participate in the DRIP through the last quarterly dividend prior to the anticipated closing date of the merger. We will send shareholders a notice at least thirty (30) days prior to the date we terminate the DRIP. Once the DRIP has been terminated, all Delta shares held in the DRIP for shareholders will be withdrawn and will be held in book position in each shareholder’s name. If the merger does not occur, then we do not plan to terminate the DRIP and shareholders may continue to participate in the DRIP.

Q:	Do any of Delta’s directors or officers have any interests in the merger that are different from the shareholders’ interests?

A:
Yes, Delta’s five officers have contracts with Delta that provide for various amounts to be paid to them over time upon termination of their employment in conjunction with a change of control, such as the proposed merger, occurring. Alternatively, officers may enter into employment contracts with the purchaser.

Q: Will Delta’s executive officers remain employed by Delta after the merger?

A.
PNG Companies has indicated that it intends to offer employment or other arrangements for Delta’s executive officers to continue providing services to Delta after the merger. However, when the merger agreement was entered into, PNG Companies had not made any offers to Delta’s executive officers. Delta’s officers are not required to accept any offers from PNG Companies or to continue to provide services to Delta.

Q:	Will any of the officers of Delta retire from the company upon closing of the transaction?

A:	Two of Delta’s executive officers, Glenn Jennings and Johnny Caudill, are eligible for retirement and can retire at any time.

Q.    What approvals will be needed to complete the merger?
A.    Approvals will be required from the following groups in order for the merger to occur:
1. Delta’s shareholders.
2. The Kentucky Public Service Commission, because Delta is a regulated utility.
3. The Federal Trade Commission or Department of Justice, due to antitrust laws.

Q:	When is it anticipated that the merger will be completed?

A:
Because the process of obtaining regulatory approvals takes time, we do not have a closing date scheduled, but we anticipate that the merger will be completed by the end of 2017. However, we cannot assure completion by any particular date, if at all.

Q:	When and where will a shareholder meeting occur?

A:
A specific date has not been determined. Delta’s shareholder meetings have historically been held in Winchester, Kentucky at Delta’s headquarters and it is expected that this meeting will be held at that location, which is 3617 Lexington Road.

Q:	What effect will the merger have on Delta?

A:
Delta will continue to exist following the merger as a direct, wholly-owned subsidiary of PNG Companies. Shares of Delta common stock will no longer be traded on the NASDAQ Global Market or any other public market.

Q: How is PNG Companies related to Peoples Natural Gas?

A:
PNG Companies is the parent company of Peoples Natural Gas Company LLC (“Peoples”), which operates natural gas utilities in western Pennsylvania, West Virginia and Kentucky. The Pennsylvania and West Virginia utility operations are subject to the regulation of the Pennsylvania Public Utility Commission and West Virginia Public Service Commission, respectively, and operate under traditional cost-of-service based regulations. Peoples, along with its affiliates, services approximately 700,000 customers throughout 18 counties in western Pennsylvania, 14 counties in north central West Virginia and 10 counties in eastern Kentucky.

Q: Who owns PNG Companies? Who is SteelRiver?

A:
PNG Companies is owned by SteelRiver Infrastructure Fund North America LP (“SRIFNA), an independent investment fund specializing in infrastructure assets. The general partner of SRIFNA is SteelRiver Infrastructure Associates LLC (together with its investment management affiliates, “SteelRiver”). SteelRiver invests in core infrastructure assets, and has a long term investing horizon seeking assets and businesses that provide essential services with stable cash flows. SteelRiver’s investors are primarily public employee and other pension plans and insurance companies located throughout North America and Europe.

Q:	What made Delta attractive to PNG Companies?

A:
PNG Companies wants to grow its business. Acquiring Delta will grow PNG Companies’ business by adding Delta’s business and customers to PNG Companies’ existing business and customers. In addition, PNG Companies believes that owning Delta will help PNG Companies take advantage of other growth opportunities in Kentucky.

Q:	Would you consider this to be a friendly or unfriendly transaction?

A:	Friendly.

Q:	Do you foresee any regulatory delay with approval of the transaction?

A:	We do not expect any regulatory delay to extend beyond the latest termination date in the merger agreement. However, we cannot assure completion by any particular date, if at all.

Q:	Are your larger shareholders satisfied with the merger terms?

A:	We do not know.

Q:	Do you know why the stock price has traded above $30.50?

A:	No.

Q:	What effects do you expect the merger will have on Delta's ability to carry out infrastructure projects?

A:
PNG Companies has stated that it wants to continue to invest in Kentucky infrastructure. PNG Companies has a history of significantly increasing the infrastructure investment in its other utility acquisitions.

Q:	Will Delta Natural Gas continue to operate under the name Delta Natural Gas?

A:	As a wholly owned subsidiary of PNG Companies, Delta will retain and continue to use its name and logo.

Q:	What impact will the merger have on current employees and the offices located in local communities?

A:
PNG Companies intends to maintain offices in local communities and retain current employees. PNG Companies expects to install enhanced technology throughout Delta. Delta employees will be involved in the design and implementation of this new technology.

Q:	Where will decisions be made about Kentucky operations?

A:	The business affairs of Delta will continue to be overseen by its board of directors. If the merger occurs, PNG Companies will replace Delta’s current board with its own appointees.

Q:	Will Winchester continue to be the headquarters (or main office) for Delta?

A:	PNG Companies intends to maintain Delta’s headquarters in Winchester, KY.

Q:	Will rates be affected?

A:
Any change in rates is subject to prior approval by the Kentucky Public Service Commission (“PSC”). Delta and PNG Companies will not request any general rate increase in connection with their application for approval from the PSC of the merger.

Q:	Will Delta’s Board of Directors change after the merger?

A:	Yes. After the merger, Delta’s current directors will no longer serve as directors of Delta. Instead, Delta’s Board of Directors will consist of directors selected by PNG Companies.

Q:	Why are attorneys threatening lawsuits against Delta?

A:	It is common for multiple lawsuits to be filed when a public company announces a merger.

Q:	Is Peoples Natural Gas connected with the former Peoples Gas Company of Kentucky that was located in Corbin, Manchester and part of London, and was acquired by Delta in 1981?
A: No.

Q:	Will I still have a job after the merger? If not, will a severance package be offered?

A:
For at least one year after closing, employees will be provided an annual base salary or base wages, annual bonus opportunities, and other employee benefits that are no less favorable than those provided immediately prior to closing. Also, severance will be offered to any employee who is terminated without cause within 18 months from the closing date of the merger. Full details can be found in Section 5.11 of the Merger Agreement.

Q:	Is the merger agreement a public document?

A:
Yes, it can be found as Exhibit 2.1 to the 8-K filed by Delta on February 21, 2017 with the Securities and Exchange Commission. The 8-K can be found at www.sec.gov, or a link to the 8-K is posted on Delta’s website, www.deltagas.com.

Q:	Will Delta’s employees’ benefits (insurance, vacation, 401K, etc.) change after the transaction closes?

A:
For at least one year after the merger occurs, employees are guaranteed annual base salary or base wages, annual bonus opportunities, and other employee benefits that are no less favorable than those provided immediately prior to the merger.

Q:	Will I retain my current tenure of years of service and associated benefits?

A:	If the merger occurs, employees will be allowed to keep their years of service and associated benefits, such as vacation and sick leave.

Q:	Will Delta employees with a break in service be credited with all years worked regardless of any break in service in the event severance pay is provided?

A:	All years of full-time service will be included in calculating severance pay.

Q:	I have worked for more than a year as a part-time, variable hour, or seasonal employee. Will I be eligible for severance pay?

A:
No. If you have transitioned from a part-time, variable hour or seasonal employee to a full-time employee, only your years of service as a full-time employee will be included in any severance calculation.

Q:	For former employees who left Delta on long-term disability, will there be any changes to their benefit?

A:	There will be no change for those receiving long-term disability payments.

Q:	Will Delta employees lose any pension benefits? Can promised pension benefits be reduced?

A:
Delta’s pension plan was frozen in 2008. Since then no new employees have been allowed to participate in the pension plan. Promised benefits are protected under the Employee Retirement Income Security Act (ERISA). Under ERISA, defined benefit plans may change the rate at which future benefits are earned, but the amount of benefits already accumulated cannot be reduced.

Q: Will pension benefits change for people who have already retired?

A:	No.

Q:	What is the cost to PNG Companies to buy Delta?

A:	Approximately $270 million, including the assumption of Delta’s debt, plus transaction costs.

Q:	How many employees does Delta have?

A:	Delta currently has approximately 150 employees.

Q:	How many customers does Delta have?

A:	Delta has approximately 36,000 customers.

Q:	How big is Delta?

A:	Delta is located in 23 counties in central and eastern Kentucky and has about 2,600 miles of pipeline.

Q:	What does PNG Companies expect the future mix of company construction crews vs. external construction contractors to be?

A:	This is to be determined in the future based on need and projects. PNG Companies plans to rely on Delta’s management to make recommendations.

Q:	Should Delta employees expect higher pay?

A:
To begin there will be no changes to pay and benefits; however, PNG Companies is committed to treating their employees fairly and paying competitive compensation to the employees of Delta. It will remain open to receiving recommendations from Delta management based upon changes in market conditions and any other relevant factors similarly to how Delta has done historically.

Q: How does PNG Companies plan to integrate its gas control with Delta’s gas control operations?

A:	Currently, nothing has been concluded; however, there is no reason gas control functions cannot be performed in Winchester.

Q: Who will maintain responsibility for the feasibility of gas line extensions?

A:	Delta.

Q: There are several employees in the company who spend a significant portion of their time on duties which are related to Securities and Exchange Commission requirements. What changes might occur with their jobs in the future?

A:	Once Delta is not an SEC filing entity, those employees involved will be able to reallocate their time and company resources to other newly assigned duties.

Q: Does PNG Companies have any interest in expanding Delta’s natural gas production?

A:
PNG Companies will consider expanding natural gas production similarly to how Delta currently operates its production interests in a manner where risk can be reasonably managed and controlled. PNG Companies currently owns no gas production assets and sees the utility business as its core business focus.

Q:	Will Delta’s supply processes change, specifically for purchasing meters?

A:	PNG Companies would not change the current meter procurement strategy unless the Delta operations team determines that it makes the most business sense to do so.

Q:	Will any PNG Companies’ employees from Pittsburgh be relocated to Kentucky permanently to assist or lead Delta’s operations?

A:	Employees will visit Delta to assist in implementing new software and technologies, but there is no plan for PNG Companies’ employees to be permanently relocated to Kentucky.

Additional Information About the Merger and Where to Find It
This communication does not constitute a solicitation of any vote or approval.  In connection with the proposed merger, Delta intends to file with the Securities and Exchange Commission (“SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger. WE URGE OUR DELTA SHAREHOLDERS AND OTHER INTERESTED PARTIES TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement will be mailed to Delta shareholders prior to the shareholder meeting, which has not yet been scheduled. In addition a copy of the proxy statement and other related documents filed by Delta with the SEC, may be obtained for free at the SEC’s website at http://www.sec.gov. Investors and shareholders may also obtain free copies of the documents filed with the SEC by Delta at Delta’s website at http://www.deltagas.com (which website is not incorporated herein by reference) or by contacting John Brown, by telephone at (859) 744-6171 or by writing him at 3617 Lexington Road, Winchester, KY 40391.

Participants in the Solicitation
Delta, PNG Companies and their respective executive officers and directors and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Delta in connection with the proposed merger. Information about the directors and executive officers of Delta is set forth in the proxy statement for Delta 2016 annual meeting of shareholders, as filed with the SEC on September 22, 2016.  Information about any other persons who may, under the rules of the SEC, be considered participants in the solicitation of Delta’s shareholders in connection with the proposed merger will be included in the proxy statement. You can obtain free copies of these documents from the SEC or Delta using the website information above.

Forward-Looking Statements
Matters set forth in this filing contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Delta’s and PNG Companies’ control. These statements include, but are not limited to, certain plans, expectations, goals, and projections of Delta, and include statements about the benefits of the proposed merger between Delta and PNG Companies, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of Delta and PNG Companies may not be integrated successfully or such integration may take longer to accomplish than expected; disruption from the proposed Merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the proposed merger may not be obtained on the expected terms and schedule; Delta’s shareholders may not approve the proposed merger; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in Delta’s 2016 Annual Report on Form 10-K, and documents subsequently filed by Delta with the Securities and Exchange Commission. All forward-looking statements included in this filing are based on information available at the time of the release.  Delta does not assume any obligation to update any forward-looking statement.

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